                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 13, 2004
                       ----------------------------------

                              HANOVER DIRECT, INC.
                       ----------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-08056
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

          DELAWARE                                           13-0853260
----------------------------                           ----------------------
(STATE OR OTHER JURISDICTION                             (I.R.S. EMPLOYER
      OF INCORPORATION)                                IDENTIFICATION NUMBER)

       115 RIVER ROAD
    EDGEWATER, NEW JERSEY                                      07020
----------------------------                                 ----------
    (ADDRESS OF PRINCIPAL                                    (ZIP CODE)
     EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------

--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9. REGULATION FD DISCLOSURE.

Hanover Direct, Inc. (the "Company") held a conference call on Tuesday, April 13, 2004 at 2:00 p.m. Eastern Time to review the fiscal 2003 operating results with participants. The following is an unofficial transcript of the conference call:

OPERATOR: Good afternoon, Ladies and Gentlemen, and welcome to the Hanover Direct Fiscal 2003 Full Year Results Conference Call. At this time, all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation.

It is now my pleasure to turn the call over to your host, Sarah Hewitt. Ma'am, you may begin.

SARAH HEWITT: In a few moments Tom Shull, the Company's Chairman and Chief Executive Officer, and Charles Blue, the Company's Chief Financial Officer, will discuss the Company's fiscal year 2003 full year operating results and answer any questions you may have.

Such discussion, as well as the answers to your questions, may include a number of forward-looking statements. In accordance with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the Company's actual results could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained under the subheading "Cautionary Statements" in the Management's Discussion and Analysis Section of the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as filed with the SEC, which may be obtained from the public reference facilities maintained by the SEC in Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, Illinois or from the SEC's website located at www.sec.gov, as well as from the offices of the American Stock Exchange in New York City.

Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions, including regulations such as Regulation FD, Company management does not generally respond to requests for material non-public information. If one of your questions calls for the disclosure of material non-public information Tom and Charles may not be able to respond to it in this call. We hope you understand. Charles?

CHARLES BLUE, HANOVER DIRECT: I would like to welcome you to the conference call discussing our fiscal 2003 year to date results. I'm joined by Tom Shull, our Chairman and Chief Executive Officer. We have a number of important results and developments to discuss with you. We'll be covering four specific areas. First, I will discuss our delayed filing. Secondly, Tom will discuss our continued effort to reduce the Company's debt and increase liquidity. Third, Tom will discuss our fiscal 2003 operating results and lastly, I will provide guidance for this fiscal year.

First, I'd like to thank the shareholders for their patience related to our delayed filing. Our 10-K filing was delayed as a result of EITF 95-22. EITF 95-22 relates to subjective provisions in lockbox type accounts within our credit facility. The Company in its review of EITF 95-22 had to do a complete and thorough review, as well as corporate counsel and KPMG, on all of the subjective provision in the Congress Loan Agreement and its 29 amendments.

Secondly, the Company had to complete the Thirtieth Amendment, which related to the following: waiving the working capital violation as of December 27th, 2003; the elimination of the material adverse change provision within the lending agreement and replacing it with objective criteria; and the extension of the required due date for completion of the amended and restated loan agreement.

Thirdly, the Company, also as a result of EITF 95-22, had to restate its 2003 third quarter 10-Q and the 2002 10-K.

At this time, I'll turn it over to Tom Shull and Tom will review the various items related to the reduction of debt and the operating results for 2003.

TOM SHULL, HANOVER DIRECT: Good afternoon. It's a pleasure to be with you this afternoon. The Company has continued its effort to reduce its debt and increase liquidity through pursuing three key initiatives. First, the sale of non-core assets; second, a review of our senior lending facility; and third, a sale leaseback of its principal distribution center in Roanoke, Virginia.

As it relates to the sale of non-core assets, we continue to respond to a number of expressions of interest from third parties for various sales of non-core assets. The Company has entered into non-binding letters of intent for the potential sale of two of its smaller non-core assets and it should be noted, however, that the Company has not reached the definitive agreement stage with any third party for the sale of any of its assets. The Board has not approved the sale of any assets since there are no definitive agreements yet for it to consider. It is fair to say that the M&A market for direct marketing assets remains relatively weak. Recently in speaking to Houlihan Lokey, our financial advisors to the Transactions Committee of the Board comprised of independent directors, we discovered or they informed us that there has been no recent sales of direct marketing company assets. Obviously this past week there was the announcement of the sale of one of Spiegel's catalogues; however, absent the sale of that one catalogue, we know of no other catalogues that have been sold during this period. There can be no assurance that the Company will sell any non-core assets in the near future because as long as the M&A market for our sector remains again relatively weak, we don't believe we're in a position to maximize shareholder value but it's fair to say that it is very important that we continue to assess non-core asset sales. In view of the fact that we have a very good new Series C Preferred Stock, which is held by Chelsey Capital, the Company will be paying interest in the beginning of 2006 or at its election can pick those payments and that - the Series C - is due in 2009. We obviously have an obligation to Chelsey Capital to make those commitments, to honor those commitments, but the good news is that it doesn't put significant pressure on the Company now to sell non-core assets at below market prices. So that's one of our key issues as we look forward into the future.

The second area that we've been focusing on is a review of our senior lending facility. We are reviewing our current terms to ensure they are competitive in the marketplace. We obviously would work with Congress to ensure a smooth transition in the event that we selected another financial institution to partner with. We've had an excellent relationship with Congress Financial so it would be obviously our desire to continue to work with them, provided they can meet or beat the terms currently in the marketplace, given the fact that the Company continues to improve its performance.

The third area is in the sale/leaseback of our principal distribution center in terms of our efforts to reduce debt and increase liquidity. We are exploring through a well-known nationally recognized broker the notion of doing a sale/leaseback with the Roanoke facility. And I say notion because we've received a preliminary expression of interest but it has not gone to a full Board vote at this time, nor have we gone to definitive documentation at this stage.

There are no other definitive agreements being contemplated or under consideration at this time. And also I might add again that there can be no assurance that we'll be able to complete the sale/leaseback of this facility or any facility but it is fair to say the discussions have been very productive and fruitful so far.

With regard, turning to my second topic, to the fiscal 2003 operating results, the Company has continued to experience strong growth in the Internet. Internet revenues comprise 27.9% of our 2003 total revenues or $108.6 million, which is very exciting news I think for the shareholders because we're, we continue to see very competitive growth in this segment. Internet sales grew by $21.2 million over the prior year, which represents a 24.2% increase.

Total revenues for the Company are $414.8 million - a decrease over prior year of approximately 9.4% or $42.8 million. The decrease was due primarily to softness in demand for the Company's products related to a weak economy and the situation in Iraq and the Company's conscious strategy to reduce unprofitable circulation.

Despite the decline in revenue, however, operating results continue to improve. For the fiscal year ending 2003 the Company achieved operating income of $6.1 million - a $6.5 million improvement over the prior year. The improvement is due to a $10 million reduction in G&A costs and a reduction in selling expense related to the elimination of unprofitable circulation, and it is offset by the decline in revenue and related margin.

Net income, however, showed a loss of $15.4 million due primarily to two factors unrelated to operations. First, a write down of over $11 million in the deferred tax asset, as discussed in our third quarter call, and secondly, increased interest expense due to the FAS 150 guidelines to recognize the Preferred Stock as debt and the related accretion as interest. And that was approximately $7.6 million of the change from prior year.

All things considered, it was a solid year, given a tough economy certainly in the early part of the year and the uncertainty of events internationally. So we're pleased overall with the results.

And I'll now turn it back over to Charles, who will talk a little bit about guidance for this year.

CHARLES BLUE: Thank you, Tom. Although we continue to focus on GAAP related financial results in our press releases and on these calls, I feel it important to give guidance in terms of EBITDA as this is an important measure for bank covenant purposes. As many of you know, we provided guidance for 2003 of between $12 and $14 million for fiscal year 2003 and as a matter of fact, we provided guidance for the low end of that range. The Company's EBITDA for 2003 was $13.9 million, which came in at the high end of that range and we're actually very excited and very happy at our 2003 results.

With regard to 2004, EBITDA for fiscal year 2004 will be approximately $16 to $18 million, an approximate increase of between 15 and 30% of the prior year's EBITDA results of $13.9 million, which is expected to come primarily from brand level EBITDA performance improvements and continued cost reductions.

At this time, we'd like to open the floor up to questions. Maria, if you could open the floor to questions please?

OPERATOR: Certainly. The floor is now open for questions. If you have a question, please press * 1 on your touchtone telephone at this time. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you please pick up your handset to provide optimum sound quality. Once again, Ladies and Gentlemen, that is * 1 on your touchtone telephone at this time.

Your first question is coming from David Smith with Smith Capital. Please go ahead with your question.

DAVID SMITH, SMITH CAPITAL: Good afternoon, people.

TOM SHULL: Good afternoon, David.

CHARLES BLUE: Good afternoon, David.

DAVID SMITH: I have a couple of housekeeping financial questions before I ask a couple of others. The first one is in the third quarter you showed a $4.1 million operating income with a whole bunch of little reversals from Kaul and then there was all the bonus and fees that were paid out in the quarter. And then between the $4 million and the net of $350, first of all, could you tell me what went through the income statement of those things I just mentioned? And second of all, what was eliminated to go from the $4 million to $350 then for net?

CHARLES BLUE: David, this is Charles Blue.

DAVID SMITH: Yes.

CHARLES BLUE: I think to answer your question, essentially what went through the income statement was a reversal of the Kaul accrual, as well as in the fourth quarter additional fees related to the recapitalization. Both of these were roughly $3 million and for the most part offset one another.

DAVID SMITH: OK, so the bonuses did not go through there?

CHARLES BLUE: There are bonuses for fiscal 2003 that were accrued in 2003. They also hit the income statement as well.

DAVID SMITH: That's what I wanted to know - OK, so that's a pretty solid - OK, now between the $4 million and the $350, what was eliminated? Were they, was that interest rate? Was that interest?

CHARLES BLUE: David, I'm not sure where you get...?

DAVID SMITH: You did $4 million operating in the fourth quarter and you reported a $350,000 net income.

CHARLES BLUE: Oh, I'm sorry. The $350,000 dollar net income, what went through there also were the provisions for income taxes of $4.6 million.

DAVID SMITH: OK, so it was a provision as a non-cash issue.

CHARLES BLUE: Correct.

DAVID SMITH: OK, so basically...

CHARLES BLUE: Tom referred to interest and non-cash issues related to the Preferred Series C and Preferred Series B.

DAVID SMITH: I understand. I'm just saying, so basically we, going forward from now, we should be able to see a pretty clean income statement net of these various, you know, they're always one of a kind things, but net of taxes and the interest associated with the Preferreds.

CHARLES BLUE: Correct. Going forward, the income statement is very clean. You had two non-cash items, as Tom mentioned. One was the write off of deferred taxes and one was the interest related to the Series C and Series B. Aside from that, going forward you have a clean income statement.

DAVID SMITH: OK, that's what I'm - that's the first question. The second question is to Tom. In your March 22 letter - I'm sure you knew this was coming as soon as you said non-binding - you were going to, you offered to pay $45 million and consummate that 45 days after the 22nd of March. And which to me consummate means that you write a check but maybe I'm wrong. Could you go a little more into the explanation of how you arrived at that and maybe a little bit more on the non-core asset sales? Hello?

TOM SHULL: Yes. Well, I think I can - the first part I don't believe I can address but the second part I can talk about, you know, the non-core asset sales. What we did, we were, as I suggested earlier in the call, we were pretty far along on the sale/leaseback and the sale of at least two non-core assets and collectively those proceeds were going to be used to pay down the Preferred. In addition, what was contemplated was a refinancing of our senior facility. So it's collectively those items that would provide the sources of capital for taking out of the preferred and also providing adequate liquidity going forward for the Company.

The reason that we don't have non-binding, in some cases, agreements is in part because we haven't - some of these transactions have not been fully deliberated upon and decided at the Board level. And in addition, we were, you know, we did receive word from Chelsey Capital as is suggested in the correspondence, that that offer was rejected. It gets back to the earlier point I made, which is we are in various discussions, very productive discussions, with various parties. We continue those discussions. But it's very important in our view, the Company's view, and I think all the Board members share this sentiment, that we not do anything that we aren't - we don't want to sell non-core assets below market, in light of the fact that we have a solid capital structure now with the Preferred in place. Unlike the Preferred B, where the Preferred B would still be accreting interest, the Preferred C doesn't even begin accreting interest until early 2006. So we have a little bit more breathing room than we did in the past and that obviously means we don't have to have fire sales to affect a pay down at the Preferred.

DAVID SMITH: But the following you have mentioned many times in the past is that due to a lack of focus on say Company Store, which has taken, you know, the other assets, the other books have taken something away from that focus and that scale was unachievable, while you had those particular assets it seems like there are two reasons for selling those assets. "A", one is to pay the Preferred, which is not necessarily that much of an issue at this point in time, or two, but to refocus the resources of the Company on the productive part and productive books. Is that not any longer a goal or an action?

TOM SHULL: No, David, that's a very good call out and that clearly is still our goal - to focus on the core Company Store growth as the core, the home core, as we describe it here, and to opportunistically sell non-core assets. The challenge is in many, in most cases, I shouldn't say in many, in most cases, these non-core assets produced significant variable contributions for the Company. We don't obviously report what those numbers are but they do, the variable contribution obviously covers a significant portion of fixed costs. As we've said in earlier calls, there are going to be significant reductions of some of the legacy costs in 2005 primarily due to leases, especially office and IT leases. Those we still anticipate occurring in 2005 but clearly what we have to be careful of is selling non-core assets below market when on a contribution basis they are, you know, these brands are contributors. So it's a balancing act. I don't disagree with your observation, David, at all. I'm just saying that we have to balance out all of those factors as we think about what's the most, the best thing to do for all the shareholders.

DAVID SMITH: And one final thing and I'll get off. On the assets themselves, you say they're basically contributing. Presumably that's being on a cash point of view or contributing just from an overhead absorption point of view?

CHARLES BLUE: David, this is Charles Blue again. These businesses are generating positive cash, as well as contributing on the overhead side.

DAVID SMITH: Great, thank you.

CHARLES BLUE: Thank you, David.

OPERATOR: Thank you. Our next question is coming from Ian Mausner, an individual investor. Please go ahead with your question.

IAN MAUSNER, INDIVIDUAL INVESTOR: Hello, Gentlemen. I called on one of the previous conference calls about the circulation list and I was interested in how the list is doing, especially the list of Domestications? And also, if you can give us an update on how you're spending dollars to develop the list and how the list overall is performing? That's the first question. I do have a follow up question afterwards.

TOM SHULL: We don't give specific information on our various lists so, sorry to say, we can't really address the specifics of that. We can tell you that our lists are healthy and we continue to see improvement in most of our lists. As you know, we made a conscious effort in the case of Domestications to reduce circulation so, as you can see, as we described earlier in our call, that was a conscious decision to reduce circulation and in those situations you do see, you know, obviously a reduction in the customer list, you know, the actual size of the customer list. But that was a conscious effort and we've seen significant improvement in the performance of that catalogue as a result of the actions we've taken.

IAN MAUSNER: And just in general in terms of your spending to develop the list overall?

CHARLES BLUE: Again, Ian, this is Charles Blue. We don't speak toward those specific statistics and that's not something that we would comment on on the call.

IAN MAUSNER: No, I wasn't asking for specific dollars, I was just trying to get a sense of your general business approach to spending to develop the list to continue that evolution. Can you comment on what your general business process is at it relates to developing this list?

TOM SHULL: Sure, we continue to do - obviously we cultivate primarily the house file and the zero to 12-month file. We work very hard to make sure that that customer in particular is coming back to us and repeating purchases. We have a very strong customer loyalty program that we extend to customers to encourage them to buy more frequently and that's primarily directed to the zero to 12-month file. We also obviously, like other catalogues, we engage in prospecting and buying lists as appropriate, consistent with the demographics of whatever list it is that we're buying names for. And also we have, under Mike Contino's leadership, we have a very extensive program starting frankly with emails and building our list to our email programs but also more broadly, our affiliate programs and to search engine capabilities, you know, our partnerships with companies like Amazon and Google and others. And that total - in sort of a bundled effort - helps us to keep our lists fresh and current and healthy.

IAN MAUSNER: Great, thank you. My follow up question relates to sort of the general overall financial condition of the Company. Do you anticipate any short-term or intermediate term financing or other liquidity needs?

TOM SHULL: As I described earlier, we are reviewing the terms of our senior lender facility to see if we could, you know, go out in the competitive marketplace and do better. The, you know, Congress Financial is aware of that. We certainly would entertain first offers from them to improve the terms but, as I said before, that's something we are doing now consciously because it is our belief as the performance of the Company improves that we can expect to get better terms with respect to our senior lender facility.

So I hope that answers your question but as it relates to liquidity, on an ongoing basis we review our liquidity, you know, on a daily basis to make sure we have sufficient liquidity to pay our vendors and to meet our other financial commitments.

CHARLES BLUE: Ian, again, this is Charles Blue. With regard to the Company's liquidity and financing, we deem that the current facility is adequate to meet our needs for the next 12 months.

IAN MAUSNER: OK, that's what I was getting at.

CHARLES BLUE: Right.

IAN MAUSNER: Great. Thanks, Gentlemen.

OPERATOR: Thank you. Our next question is coming from Irving Feldbaum, CPA. Please go ahead with your question.

IRVING FELDBAUM, CPA: Yes, this is Irving Feldbaum, Certified Public Accountant. I'm addressing some of the items that concern me. What is the amount of the carry-forward loss? I did not see that.

CHARLES BLUE: Those numbers are stated in the 10-K, Irving, and I have to refer you to the 10-K for those numbers.

IRVING FELDBAUM: Oh, is there someone there who can answer that question?

CHARLES BLUE: Could we take your next question and we'll have someone research that?

IRVING FELDBAUM: Yeah, let me ask another question. The provision for income taxes; I didn't know if this was a negative or a positive? It was expressed - do we have a liability for income taxes or a deferral from tax assets (inaudible)?

CHARLES BLUE: Yeah, the provision for income taxes that you see stated is a write off of our deferred tax assets. We had a deferred tax asset on our balance sheet and based on the outlook for the future, we've reduced the taxable earnings thereby writing it off.

IRVING FELDBAUM: So this is an improvement. We've reduced our liability. Am I correct?

CHARLES BLUE: No, we've reduced an asset.

IRVING FELDBAUM: Well, how is a deferred obligation for taxes an asset?

CHARLES BLUE: It was part of the write off our NOLs. The NOL question that you had earlier, the NOLs totaled $356.9 million.

IRVING FELDBAUM: All right. And that was the balance of the carry forward loss?

TOM SHULL: Yes.

IRVING FELDBAUM: I was going to get more information on that.

TOM SHULL: Well, it is due to the fact that as you look forward we're not likely to be able to, you know, obviously we had to take a reduction because we're not likely to be able to take advantage of that. So therefore, it gets reduced off the books.

IRVING FELDBAUM: I mean, have we quantified that amount at all?

CHARLES BLUE: No.

IRVING FELDBAUM: And I'll tell you my reason for asking - but that has not been quantified?

CHARLES BLUE: No, we've quantified our NOLs and we've done extensive analysis related to the NOLs.

TOM SHULL: And to the value and how much we could use going forward. We have analysis that, you know, internal analysis that, you know, based on the limitations, as you well know, of what can be used from year to year.

IRVING FELDBAUM: Well, the reason I'm asking the question, a purchaser would be able to take advantage of that, a company that was in the profit mode.

TOM SHULL: Absolutely.

CHARLES BLUE: Absolutely.

TOM SHULL: I think that's right. You know, obviously there are certain limitations, which we obviously don't want to get into the detail on.

IRVING FELDBAUM: Yes, I can appreciate that but I wanted the record to show that we have a potential asset here.

TOM SHULL: That is absolutely right. No, that's correct.

IRVING FELDBAUM: And anybody that's reviewing for an M&A or whatever should be made very specifically aware of the amount and of its existence.

TOM SHULL: We absolutely agree and anyone that we've had discussions with related to M&A activity has been made aware of the NOLs of the Company. And that is a particular positive point in terms of looking at the Company in terms of an acquisition.

IRVING FELDBAUM: OK, and I'm glad that it's on the record some place. Thank you.

TOM SHULL: Thank you.

OPERATOR: Thank you. Our next question is coming from Glen Freedman, an individual investor. Please pose your question.

GLEN FREEDMAN, INDIVIDUAL INVESTOR: Thank you. Hello, Gentlemen. How are you guys doing?

CHARLES BLUE: Fine.

TOM SHULL: Great, Glen. How are you?

GLEN FREEDMAN: Good, thank you. Well, I'm glad Irving asked and clarified all of those financial questions because now I'm more confused than ever. I'm not really a financial guy so I'm going to take a different direction. Tom, at the beginning, Sarah, you had basically stated that Hanover tries to provide maximum information to shareholders and that just hasn't been my experience I guess in publicly released information. I have not seen a lot of PR; I have not seen a lot of press releases relative to anything other than your financial statements. And I'm wondering if, as shareholders, we can look forward in the rest of 2004 at least to seeing more I guess interaction with the press and with releases on other non-financial subjects about your books, et cetera?

TOM SHULL: Glen, yeah, that's a very good question. I think that when we as, you know, have significant positive events occur, we do typically have press releases; for example, Amazon. And we are, whenever we, you know, whenever we have major transactions, we've had press releases. But that's a very fair point. While we've been in the turnaround mode, we have not been, you know, we have not had an aggressive program of reaching out to the public in part because we have been in a turnaround mode. You know, and we are reaching that point in time where we should really think about a more comprehensive program in that regard.

GLEN FREEDMAN: OK, thank you. I mean, you know, just speaking for myself and not all shareholders, I'm kind of frustrated in the information that has been coming out. It seems as though in the turnaround mode that this is totally being ignored. And I almost get the impression that it's being ignored on purpose, purposefully, and, you know, I for one would appreciate in seeing more of that contact or more of that information being released over time.

TOM SHULL: Glen, thank you. I just would assure you we are not doing that purposefully at all. We did have a very expensive public relations effort when I first arrived here. We cut that back significantly while we were, again, we were in the middle of conducting the turnaround. We are at a point now where you can begin to see, you know, significant positive EBITDA improvement - that we, you know, we're at a point now where we should consider something like that, recognizing that we have, you know, the constraints of Sarbanes-Oxley and other factors that have made it a much more complex environment in which to share public information than even two or three years ago.

GLEN FREEDMAN: Sure, but I guess Sarbanes is mostly curtailing the financial news releases and I think just general PR, you know, on the condition of the - not the condition of the books - but the state of the market. How you relate to it on a non-financial basis would be perfect. But I don't want to continue on this because you've answered it. Another question. As far as, well, at last year's Annual Meeting, Tom, I believe I asked a question or actually congratulated you on your purchase of 50,000 shares over the course of a few buys in, I guess it was April of 2003. And I asked at that time if you intended to purchase additional shares on the open market and suggested also that it would be nice to see that other Officers of the Company and other members of the Board of Directors try to do the same. And, you know, I don't have the minutes of your answer so I don't want to misquote you but I believe that you left me believing that you were going to continue those insider - not insider - but those purchases on the open market. And I guess the question is, I haven't seen any other purchases by you or other Officers or Directors in the open market of the $0.20/$0.25 cent stock and I'm interpreting it as either you're in a very extended quiet period or you had a change of heart. And I'd just like to know if you have any comments on that?

TOM SHULL: I certainly have not had a change of heart at all. At the very first window that was provided I did buy the 50,000 shares and, under the advice of counsel and after informing the Board, I made that purchase because the year prior I was challenged on that point. We have been very busy looking at lots of different transactions and, you know, we've been very mindful of, in that regard of the duties therefore that we have and, you know, obviously when there is a time that I'm advised by counsel that I can buy stock I will do, you know, I would love to buy more stock. So believe me, it's not an issue of not wanting to buy stock but it's an issue more of making sure that we're, you know, consistent with, you know, the guidelines for particularly Officers and insiders that we're in full compliance with the SEC rules. And also, I should hasten to add that we are looking into a stock buying program with the Board so - and obviously with legal counsel advising us - and we'll hopefully be able to talk about that at, you know, our first opportunity, again recognizing that we need to get the full Board, you know, to support such a program and it has to be consistent with the more recent guidelines from Sarbanes-Oxley.

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GLEN FREEDMAN: Is that specific to individual buy backs or are you saying that the Company could potentially be buying back your own shares?

TOM SHULL: Oh, no. That would be just a program for, you know, officers and directors, a stock buying program.

GLEN FREEDMAN: OK, so in other words then, in the last six months or so there were few windows of opportunity based on all of the transactions that were going on to buy back; I mean, for you to buy in to buy shares in the open market?

TOM SHULL: Oh, you know, what I may do is defer this. I was going to ask Sarah Hewitt, who is here, but I think it's best that I answer it and that is, is that I think we have had very few windows to my knowledge where we could buy stock and I'll just leave it at that. And, you know, we did take advantage of that one small window and it was my sole purpose to demonstrate that I had a commitment to the Company and clearly if there were another window I would, you know, welcome the opportunity to buy more stock.

GLEN FREEDMAN: Well, I appreciate that position that you're taking and would love to see the other Officers and Directors join you. That's it for now. I appreciate it, Tom. Thank you very much.

TOM SHULL: Thanks, Glen. Thank you.

OPERATOR: Thank you. Our next question is coming from Kyle Krueger with Apollo Capital. Please pose your question.

KYLE KRUEGER, APOLLO CAPITAL: Thanks. I appreciate the EBITDA guidance for '04. What is the anticipated revenue level and interest expense for '04 associated with that guidance, Tom?

TOM SHULL: Oh, we don't give that out - that kind of information. So, I'm sorry to say, I can't answer, specifically answer that question.

KYLE KRUEGER: OK, let me ask this. I mean, you accurately pointed out that the economy was tough in and around the time of the Iraq War, but it's strengthened significantly since that period of time, you know, pretty much across the board, although in the fourth quarter the Company's revenue decline actually accelerated, which sort of flies in the face of the performance of the economy. The question is, is when will - what accounts for, you know, the dramatic continued fall off in revenues? When will that, when will we get to a positive revenue scenario?

CHARLES BLUE: Kyle, this is Charles Blue. With regard to the revenues, when we projected our guidance for 2003 the results that we had for 2003 were ahead of the forecasted revenue line, although they were down from the previous year.

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

With regard to going forward with regard to revenues, our plan basically calls for revenues to be fairly flat year-over-year.

KYLE KRUEGER: For '04?

CHARLES BLUE: Correct.

KYLE KRUEGER: Yeah.

TOM SHULL: But again, we don't give specifics, Kyle, as it relates to this. It is fair to say that we have seen a strengthening in the economy.

KYLE KRUEGER: Yeah. Well, I mean, you pointed out before that, you know, this is business that's dependent on economies of scale and we've kind of been through a, you know, a two-three year period where revenues have declined and it seems like it's pretty important for us to, you know, gain revenue momentum at some point, in light of the absolute revenues, level of revenues and the fact that scale is so important in the business.

TOM SHULL: We agree with you on that point. As I said, we have witnessed strengthening in the economy. We haven't obviously released our first quarter results but we are, you know, we're confident that we'll see continued improvement as long as the economy remains strong.

KYLE KRUEGER: Yeah, yeah. Tom, why does, going back to the 8-K that Dave Smith referenced, why does Chelsey want out of their investment?

TOM SHULL: I think you will really need to talk to them directly about that. I can't really - I'm not in a position to comment on their investment in the Company so, you know, again I would encourage you to contact them directly and ask them, you know, ask them that question.

KYLE KRUEGER: Yeah, they don't seem to return calls readily so, um, OK.

TOM SHULL: No, I understand, Kyle. I would encourage you to do that. I'm really not in a position to speak for Chelsey.

KYLE KRUEGER: Uh huh, OK.

OPERATOR: Thank you. Our next question is coming from Michael Angerman with Arcaidian Group. Please pose your question.

MICHAEL ANGERMAN, ARCAIDIAN GROUP: Hi, Tom. Thank you very much. I appreciate your effort in trying to turn around the Company. We have a lot of respect for you.

TOM SHULL: Thank you.

MICHAEL ANGERMAN: Two points. Point one, Glen's point about the press releases going forward, it would be great to see more press releases and in the next conference call that we have if you just had one press release, that would show that you're sincere about actually doing this because the press releases don't cost you very much money. Now that you have Charles Blue on board and you have a new Investor Relations team, that would help the market just trying to gain information on Hanover Direct, understand better what you guys are doing and what your strategy is.

TOM SHULL: Yeah, that's a fair point and we will, I think you can anticipate having even a couple of press releases between now and then.

MICHAEL ANGERMAN: That'd be great, thanks. The second question is a follow up to the question that was just asked to you. And I realize that you can't speak to Chelsey directly but the letter that you sent to them on March 22nd - you're familiar with that one, right?

TOM SHULL: Yes.

MICHAEL ANGERMAN: Can you explain to us what the content of the letter means because I'm not even sure in reading the letter that you sent to them - I don't understand exactly what the letter actually means. So I know you can't speak for them but at least you could tell us, please try to explain to us what the letter says cause I think it clearly outlines pretty well what's going on with this situation. And if you want, I could highlight the lines to you, oh, the ones I don't understand.

TOM SHULL: Let me put it in context and I would like it, if you wouldn't mind, to highlight the specifics in the letter. I don't have the letter in front of me.

MICHAEL ANGERMAN: I have the letter right in front of me.

TOM SHULL: Right, but I think it's very important that the non - that you understand that the non-Chelsey Directors believed that Chelsey wanted to receive a proposal for its position, which we now understand may not be the case. So please understand, it was our good faith belief that we were presenting a preliminary proposal, which obviously contained a number of contingencies, but it was our good faith belief collectively as management and the non-Chelsey Directors that that's something that they had encouraged us to do.

MICHAEL ANGERMAN: OK, so Martin Edelman came on Board as a Director when?

TOM SHULL: He came on the Board September of last year, I believe.

MICHAEL ANGERMAN: 2003.

TOM SHULL: Yeah.

MICHAEL ANGERMAN: So he was on the Board for about five or six months and he resigned.

TOM SHULL: Correct.

MICHAEL ANGERMAN: So what is that message? What kind of message does the marketplace get when they see somebody come on Board as a Director and then leave?

TOM SHULL: It is my understanding and, again, I, certainly what I was told was that he did have a health issue in his family, and so it was for personal reasons that he elected to resign from the Board.

MICHAEL ANGERMAN: OK.

TOM SHULL: OK?

MICHAEL ANGERMAN: So let's talk a little bit about your letter then. In your letter, the content of your letter, you basically say, "The Company believes that it will successfully consummate a transaction with the senior lender, sale leaseback and other non-core asset sales within the next 45 days and offers to utilize $45 million of the proceeds of these transactions to fully purchase and retire all the Company's Series C Preferred Stock and Common Stock owned by Chelsey Direct, LLC. We believe this offer is fair to Chelsey for several reasons. As you are aware, the fully accreted value of the Company's Series C Preferred Stock will be $72.7 million in 2009. Applying a 13% hurdle rate to this future value yields an NPV of approximately $36 million." Can you explain what that means?

TOM SHULL: We - what we - yes. In 2009 when the Series C is fully accreted, the value will be $72 million and in fact it is carried on our balance sheet today at $72 million. So you can go right to our balance sheet and you'll see it's $72 million. We had applied from '09 back to the present, and these were, this is a, you know, this wasn't with the ultimate precision, but the point is, is if you discount that back using a 13% hurdle rate from '09 to the present the net present value is approximately $36 million of that $72 million of Preferred. So what that shows is, is that the Company has a very good security on its balance sheet, which we've always been forthcoming to the public and to Chelsey about, and that was very helpful to the Company to put in place the Series C to replace the Series B because, as you recall, the Series B under Richemont would have been $146 million at its fully accreted value and the fully accreted value was due in 2005. So you have to understand the context of where we are today with a Preferred that even at its fully accreted value of $72 million is less than half of what the Richemont Preferred was going to be accreting to.

So we discounted it back and then we came up with a net present value of $36 million, you know, obviously with the time valued money and that present value of $36 million, and it was our belief that, again, our belief was that they would consider something that was possibly less than full value. And that was what - we arrived at a number that was a, that we believe to be a material profit to them of 12.5%, they paid $40 million for their position. A $45 million offer represents a 12.5% return, which is roughly equal to what our cost of money is. Our cost of money in the Tranche B facility is roughly 13% at a minimum. So my point though is, is that we were applying our cost of money and also, you know, a discounted rate to get this to the $45 million. A discount of the Preferred C, if you will, today.

MICHAEL ANGERMAN: OK, excellent explanation. So when you think about your business today why is it in your best interest, as CEO of Hanover Direct, to take money from the sale of your assets, a potential sale of your asset sales, and spend that on retiring this thing now?

TOM SHULL: That's an excellent question. I think what we have to analyze with the help of our outside financial advisors - when I say "our" I mean these are the financial advisors to the independent Board of Directors, Houlihan Lokey and the Board - the Board obviously would then consider whatever is brought forward by Houlihan Lokey the independent Board, I mean, the independent Board members. Ultimately, the Board decides, so I think it's very important you understand the way the corporate governance process works and it's ultimately a Board decision but the way the - in the recap agreement the way - we have a construct in the recap agreement where the Transactions Committee reviews any transactions that involve potentially paying down the Preferred, so that there's independence, complete independence as a review of that, then it goes out to the full Board for consideration and a final decision. So I want to make sure you understand the corporate governance process and how that works. That's number one.

Number two, related to your question is you're precisely right, we would not want to sell assets certainly below market to pay down the Preferred because at the moment, as you look at the next two years at least, where it's basically interest free for two years, we are much better off I think - and this is my point of view and management's point of view, not necessarily the view of everyone on the Board - management's point of view is that you're better off to make sure that whatever sale you had of an asset maximizes value for all shareholders, not that you wouldn't do that in any event, but paying down that Preferred may not be the best use of the proceeds, in light of the fact that we have interest-free money for two years. I hope that was helpful.

MICHAEL ANGERMAN: Yeah, that sounds like a very good answer. What, how many currently - and I should know this but I don't - how many people from Chelsey are on the Board right now?

TOM SHULL: There are five Chelsey designees.

MICHAEL ANGERMAN: And how many people are totally on the Board?

TOM SHULL: There are nine Board members.

MICHAEL ANGERMAN: So basically the Board is now controlled by Chelsey, so they're, how can they act on behalf of the shareholders? It sounds to me like there would be a conflict of interest here.

TOM SHULL: That would be something that would have to be sorted out between Chelsey and its constituents.

MICHAEL ANGERMAN: Because as a shareholder, if Chelsey controls the Board right now, which they do because there's five Chelsey and there's nine total, how many Chelsey people, how many people are on the Transactions Committee?

TOM SHULL: At the moment there are only two on the Transactions Committee: Bob Masson and David Brown, both of whom are fully independent. As you know, Bob Masson is Chairman of the Audit Committee as well.

MICHAEL ANGERMAN: OK, so the two people on the Transactions Committee are not Chelsey people.

TOM SHULL: That is correct.

MICHAEL ANGERMAN: OK.

TOM SHULL: And that was, by the way, that was something agreed to by them with their full participation and, you know, in fairness to them it's something they agreed to to make sure there was independence as we reviewed various transactions that contemplated a payback of the Preferred.

MICHAEL ANGERMAN: OK, and as a shareholder it just makes me nervous to have the Board controlled by a group of people, Chelsey, who may not be acting in the best interests of the shareholders but instead would be acting in the best interests of themselves, which means that they might vote for the asset sale of what you're trying to sell in order for them to get money to get to exit their investment.

TOM SHULL: I think it's fair to say that they will act, it's my belief they will act, as fiduciaries to the Company and so whatever they do, I think, based on the advice of advisors and input from management, I think they will do as fiduciaries what's in the best interest of all shareholders.

MICHAEL ANGERMAN: That's great. As long as you believe that and I have your confidence in that, then that's great. Then I don't need to be worried about it. Thank you very much for your time, Tom. You gave me a lot of time and I appreciate your answers. They were very clear and precise.

TOM SHULL: Thank you very much.

MICHAEL ANGERMAN: Thank you.

OPERATOR: Thank you. Our next question is coming from Joe Russo, an individual investor. Please go ahead with your question.

JOE RUSSO, INDIVIDUAL INVESTOR: Hi, guys. Just a couple of quick ones, kind of following up on what the previous caller was asking about. I'm a little confused on one thing. If you're getting low offers for the asset sales, why then in the letter to Chelsey did you say that within 45 days you could sell those assets to make the deal with them?

TOM SHULL: First of all, it's fair to say we have continued discussions with various parties and it's a negotiation to try to maximize value and to get market values for various assets. In addition, as it relates to the sale/leaseback, as you know, as I've described earlier in the call, we are pretty much, we're pretty far, or very far along in our discussions there, although, as I said, it has not gone to the Board for full deliberation and a decision but that particular initiative is typically more financially driven than a function of what a particular party will pay. In other words, it's basically financially driven where we know what the marketplace will bear in our discussions with the, with our broker, so we have a pretty high confidence level of what we could expect, relative to the appraisal of that property, what we could expect in terms of proceeds. So on that particular, in that particular instance as it relates to, again the sale/leaseback, we're confident we can more accurately predict the exact value we might get - or not exact but closer to being exact - the value of what we would expect to realize.

As it relates to, again, the other assets, I can't really comment on, as I said before, on values because we are in discussions and we have expressions of interest from two parties for two of the smaller non-core assets, but beyond that there really isn't anything more I can disclose at the moment.

JOE RUSSO: No, I understand that and I'm not really looking for a value number or for you to kind of spit out a number that you think they'll go for, but it seemed that earlier on the call you had mentioned that it was, you, there were no catalogue sales but one by Spiegel in the past year and the deals were all marketed soft. So if you're entertaining discussions and in your letter you stated you wanted, that you could sell these assets in about 45 days, it seemed that you were willing to take a lesser value in order to do a deal with Chelsey. Is that not correct?

TOM SHULL: I think it's fair to say that there were discussions that were taking place, but it was our belief at the time that we could achieve values that were acceptable values, in light of the fact that, again, it was the belief of the non-Chelsey Board members and management that they might consider an offer that was less than what the full value of the Preferred and the value of the common shares, collectively, was. So you have to put it in that context, too. In other words, you know, there is a belief that, there was a belief that they would be willing to consider something that was less than par.

JOE RUSSO: Right, and am I to take it that that is no longer the case?

TOM SHULL: Well, as we've mentioned publicly, Chelsey did reject the offer.

JOE RUSSO: Right, OK. Just a couple more questions. One is that we saw your letters to Chelsey but we didn't see the responses from Chelsey. I'm just wondering, are those to be made public at any time?

TOM SHULL: The responses from Chelsey were oral rather than written and so, as I described to you, they did reject the offer orally. We would have obviously filed the written response had there been a written response to our letter.

JOE RUSSO: Oh, OK. So there was nothing in writing; they just said no.

TOM SHULL: That's correct.

JOE RUSSO: OK, and this is more of an opinion than anything else I'm asking you for. Is it your belief that a deal can be consummated with Chelsey in the near future or because things have sort of broken down it doesn't look that way?

TOM SHULL: Joe, I have to, again, go right back to my earlier comment that it's really Chelsey's decision and, you know, really I can't speak for Chelsey. And unfortunately, in that question I know you're asking for my opinion and I respect that, but in deference to Chelsey I think it's important that you understand I really cannot speak for them, nor would it be obviously appropriate for me to do so.

JOE RUSSO: Right, no, I was really just looking for your opinion, not Chelsey's.

TOM SHULL: Thank you, Joe. I, again, I feel, as I said, it's really Chelsey's decision as it relates to its investment in the Company.

JOE RUSSO: Right, and I, you know, certainly don't want to weaken your position in anything you might say now with negotiations that may or may not be going on, you know, to get you to say something that may weaken a position - just an overall opinion is what I was looking for. But, I mean, if you can't, you can't.

TOM SHULL: No, again, I can't make that opinion. All I can say is that it was the considered opinion of the non-Chelsey Board members and management that they were interested in having us make a proposal. That was our belief but just remember it was rejected and so I can't surmise as to what their decision making process was to arrive at that conclusion and I can't, you know, I can't comment as to why they made that decision.

JOE RUSSO: Right.

TOM SHULL: And I respect the decision they made and we're going to move on.

JOE RUSSO: Right, I understand, good enough. Just one more. In terms of focus here and the direction in which we're going, is the focus now in the event that you can perhaps unload some asset sales to sort of focus mainly on The Company Store and sort of develop that asset as more of a Internet retailer than catalogue?

TOM SHULL: As we've said, I think that you may have missed this, but in our annual review a couple of years ago we talked about our overall strategy at that time, which was to focus on The Company Store. We consolidated The Company Store with Domestications to create a home-focused brand with scale because that's, you know, a sizeable revenue in The Company Store with, you know, again, with Domestications and The Company Store together. Any change in that strategy, which again is to focus on primarily on our core, which is the home core, primarily consisting of Domestications and The Company Store. That is our strategy, it has been for a couple of years, but it is up to the Board. If we decide to change that overall strategy, it's up to the Board to make that decision before we can decide to change that course.

JOE RUSSO: Right, OK. And I guess that's all I have. Thanks, Tom.

TOM SHULL: Thank you, Joe. Right.

OPERATOR: Thank you. Our next question is coming from Mike Ving, an individual investor. Please pose your question.

MIKE VING, INDIVIDUAL INVESTOR: Thank you. First of all, I think you guys are doing a great job turning this Company around and navigating through some real turbulent waters. The question I have now is that we're talking about selling non-core assets and it seems as though the infrastructure and the cost of management of that infrastructure is pretty high if we sell off non-core assets and just maintain a small company. Has there been any thought and what's the strategy around maybe selling the entire Company; something to get the shareholder value closer to where it should be because it's just been lagging for so many years?

TOM SHULL: That's a good question, Mike. We obviously have an obligation to consider all alternatives to maximize shareholder value so it's fair to say we, you know, opportunistically we'd look at anything that we felt would provide an opportunity for creating value for everyone. So we continue to do that and we have discussions from time to time with various parties as it relates to, you know, different alternatives.

MIKE VING: Is there any active effort to try and maybe sell those? It seems like that might bring shareholder value much more quickly than the current plan.

TOM SHULL: We - it is our current belief, again, that we continue to focus on The Company Store growth, the home core, if you will. That's been our strategy. We had a, you know, absent an actual offer it's hard to, you know, it's kind of hard to debate whether a purchase of the entire Company is better or worse than our contemplated, you know, approach or the approach we have now, which is to focus on The Company Store growth as our core asset and that includes the back end capability as well. So, you know, it's hard, in the absence of an actual offer it's hard to see where our - to evaluate those two strategic approaches.

MIKE VING: OK, thank you.

OPERATOR: Thank you. Our next question is a follow up from David Smith. Please pose your question.

DAVID SMITH: Thank you. Just a couple more financial housekeeping things and one is you had mentioned in your release that the trends of '04, '03 are not contemplated to continue in '04 obviously from a revenue point of view, which you already stated. How about the Internet penetration? Are you still - and you know the first quarter - does it continue to show the types of growth that you've seen in the past?

TOM SHULL: The first quarter Internet results have been consistent, pretty much consistent with the past. We haven't seen any major change. But we don't give out specifics; obviously we don't give out specific numbers in that regard.

DAVID SMITH: I understand. Two, there's a crossover point of Internet and catalogue sales where, as you had once quoted, the 30%, you know, margin kicks in. Are you anywhere near that?

TOM SHULL: Yes, that's not something that we would prefer to respond to at this time.

DAVID SMITH: Oh, OK. Well, then let me give you a harder one. Some - mid April or 19 April I think is the 150-day mark, in which the corporate governance basically turns essentially to the Chelsey control to do with The Company Store. I remember that the corporate governance did not allow anybody fired, lists to be sold and/or the lists need to be shopped. Is that obviously going to come into effect or has there been other changes?

TOM SHULL: I can't really speak for the entire Board as it relates to anything. But obviously the recap agreement of 150 days to deploy is expiring, I believe sometime next week but - or maybe, I guess maybe at the end of this week, I'm not - yeah, I think it's toward the end of this week.

DAVID SMITH: Right.

TOM SHULL: But my only point would be that I don't, we don't certainly anticipate any dramatic changes. We've worked constructively together at the Board and but I cannot speak on behalf of the entire Board.

DAVID SMITH: Well, what that, basically there's a change essentially if Chelsey, given the ownership, decides to, could lead a Board meeting and say we're putting the Company up for sale and Company Store up for sale. It seems to me, unless you can tell me different, that that is more permissible for that date than it was prior.

TOM SHULL: I really can't comment on that, David.

DAVID SMITH: OK.

OPERATOR: Thank you. Our next question is coming from Arthur Laxman, an individual investor. Please go ahead with your question.

ARTHUR LAXMAN, INDIVIDUAL INVESTOR: Good afternoon and thank you for taking my call. I've been holding this stock since Horn & Hardart days and I've loaded up a fairly significant position when Keystone came about. But more significantly now, there was discussion I'm surprised it wasn't discussed at all today, about a reverse split. There was a discussion earlier that hasn't been much in the way of press releases and values. And certainly at the price levels we can't get interest from brokerage firms or institutions, is that going to be addressed or, again, has Chelsey held a hammer

TOM SHULL: Arthur, thank you for the question. I would say that is really a Board decision about something that I can't specifically address.

ARTHUR LAXMAN: Wasn't there supposed to be a reverse split, wasn't that openly discussed at some time according to the offering?

TOM SHULL: There was some discussion of it but it is now something that, obviously if it was something that we had made a decision on you would know about it. And it's up to the Board to make, to ultimately make that decision.

ARTHUR LAXMAN: Well, possibly, you could, there must be, if it is discussed and ongoing, is there any reason in your rationale for not reversing the stock and bringing the price value up other than by marketing the stock in some way in Europe, a good performance will do it too, short of that.

TOM SHULL: Well, I think there are those that believe that a reverse split can be costly. There is a cost associated with it. So there's that aspect and also we need to figure out the timing, this may not be the best time you know, there may be a better time in like a year from now or something like that, I don't know. And, again, I - this is just speculation on my part but those two things are considerations. The actual cost of the reverse split...

ARTHUR LAXMAN: Assuming that would be the costs associated, but what in your thinking, I mean did you want to see the company in a better position and at a somewhat higher level before your reverse split. I mean what is the opposition other than the cost?

TOM SHULL: I think the only other, as I'm kind of alluding to it in the sense that a year from now might be a better time Arthur, only because the Company continues to improve. You know, I think it's really important to note that in three years, and these are normalized numbers, our EBITDA has improved by $44.9 million in three years. That's excluding one-time events such as gain on asset sales, special charges, inventory write-downs and unusual litigation charges.

So you know, we are going to continue to improve the performance and I think it's fair to say if you think about maybe today versus a year from now, as we continue to improve our performance you have to factor that into whether or not the timing of the reverse split is better now versus later. And also we would need the consent of Congress Financial to do it. So those are some considerations. But in the final analysis it's really a board decision and a topic that is really better addressed to the Board.

ARTHUR LAXMAN: Great, thank you for your ongoing efforts, I'd love to see it reflected in the stock price and I do appreciate the fact that we will be seeing more press releases, thank you.

TOM SHULL: Thank you, Arthur.

OPERATOR: Thank you. Our next question is a follow up from Joe Russo. Please go ahead.

JOE RUSSO: Hi guys, just one more thing sort of following up on the last couple of callers' questions. In terms of you know, being that the stock has languished sort of around a quarter for a couple of years, in thinking of a sale of the whole Company in terms of maximizing shareholder value. Weighing that versus taking a path that you know, may or may not change in the future in terms of environment for retail and everything else, of course it's a good retail environment now and the idea of growing it you know, if a bit more risky, `cause you don't know what market conditions or retail conditions or anything else might be in the future. How do you weigh that versus, sort of the sale of the Company and being that you have no offers I understand it's hard to put a number on that. But if you could put a number on it, what do you think a fair value would be?

TOM SHULL: Joe, we can't even speculate on that. I'm sorry you know, you're familiar with what the EBITDA public - EBITDA multiples are out there for public companies so I'm sure you can do that analysis yourself. But there are just a lot of factors you have to consider in any kind of analysis, and absent - like I said earlier - in absence of a real offer it's hard to make any kind of judgment.

JOE RUSSO: Right, now, I mean, in terms of the multiple that the market puts on it I mean there are companies that sell at one times sales, there are companies that sell at half times sales, half times sales. I was just kind of wondering if you had this certain kind of idea of you know, what the real value here is and weighing that versus the risk of trying to grow a company that you know, may or may not have a lot of headwind in front of it.

TOM SHULL: I think it's all up to the Board, but what we wouldn't want to do, in any event given we continue to improve our operation, is to sell the entire company too cheaply. So you may have to weigh that too. In other words you can't just look at - it's great to say we could get a billion dollar offer tomorrow, which would obviously be a dream come true. But you know first of all sales at that - not even close to that -- level are occurring but I'm you know, I mean how are you going to answer that question? You know I cannot even speculate as to what an offer for the entire company might yield. All I can say is, that irrespective of what the offer is, that we would weigh it against our future opportunities, which we think are good and we would also want to be sure we maximize value, more than anything else, maximize value for all shareholders.

JOE RUSSO: Right, no and I'm respectful of that but you seem to have a good idea of what the value of certain assets are because you don't want to sell them too cheaply either so there must be a benchmark somewhere that you feel it's worth.

TOM SHULL: But absent a buyer, it's like trying to sell a house, you know unless, you may have

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

a house that's to you worth "X" amount but if there's not a buyer willing to pay that or at the current time because of internal issues they're dealing with they don't have the financial wherewithal or whatever they're not - would be willing to pay "X" but the timing is not right, how do you place a value on that kind of a situation? I also want to say that irrespective of what we do with it, we would make sure to get a fairness opinion to ensure that you know, all of the shareholders are treated fairly and maximize value for everyone.

JOE RUSSO: All right, good enough. Just one more and that being the stock is where it is, around a quarter, what do you think that the overhang on the stock is? Why don't you trade for more, more or less a market multiple?

TOM SHULL: I think again that would be pure speculation on my part and I wouldn't, I really can't comment. Sorry, Joe.

JOE RUSSO: OK.

TOM SHULL: Thank you, Joe. Maria, we'll take one additional call.

OPERATOR: Our last question is coming from Glen Freedman. Please pose your question.

GLEN FREEDMAN: Thank you, just a follow up on what Joe was saying and I realize, Tom, that you couldn't answer certain things about his questions. But I was at the annual meeting when your predecessor got up in front of a group of shareholders and very plainly and emphatically gave his position on the fact that the stock was significantly undervalued at about two and a half dollars a share. I think it was selling at two and five eighths at the time. But I can respect your not commenting on what you see as a value.

Just one other comment on something that you said earlier, in regard to your confidence in Chelsey I, again, and this is a personal opinion, don't share that confidence. I believe that Chelsey being the kind of company they are -- a hedge fund, sees tremendous value in this company and is going to do anything they could to realize their capital and it may, indeed, be at the expense of the shareholders.

It's happened before, it can happen again and the one thing I've picked up on this conference call is that you're doing a tremendous job in putting a positive face on the position that you're sitting in. And you know it seems that there is, for lack of a better expression, a disconnect between you and the Board. It seems as though you're spending a lot of energy trying to deal with this situation that you're in with the Board of Directors and it probably is robbing the ability or your ability or the ability for the best realization of assets based on this unusual situation, albeit not unique, that we're sitting in.

I guess I'm trying to form a question on what I'm saying rather than just comment on it but that's my observation. And I guess I can't form it so I'll not put it into question form. But I appreciate your time today and thanks for the good work in trying to turn around this company and in fact turning it around, in light of what I think is a very unusual situation.

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

TOM SHULL: I appreciate that. Thank you, Glen.

GLEN FREEDMAN: Thank you.

CHARLES BLUE: On behalf of Tom and myself, I want to thank everyone for being and for participating on the call and I'd like to thank the shareholders out there for their continued support of Hanover.

TOM SHULL: Thank you very much.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.

The conference call ended at approximately 3:22 P.M. (Eastern Standard Time).

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         HANOVER DIRECT, INC.
                                         ---------------------------------------
                                                      (Registrant)

April 16, 2004                           By: /s/ Michael D. Contino
                                         ---------------------------------------
                                         Name:  Michael D. Contino
                                         Title: Executive Vice President and
                                                Chief Operating Officer

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